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EXHIBIT 99(A)

FOR IMMEDIATE RELEASE                                CONTACT:
                                                     Herman F. Dick, Jr.
                                                     (614) 870-5604

          CORE MOLDING TECHNOLOGIES REPORTS FIRST QUARTER 2004 RESULTS


COLUMBUS, Ohio - May 6, 2004 - Core Molding Technologies, Inc. (AMEX: CMT) today announced results for the first quarter ended March 31, 2004.

         Net income for the quarter was $545,000, or $.06 per basic and $.05 per diluted share, compared with net income of $515,000, or $.05 per basic and diluted share, in the first quarter of 2003. Total net sales for the first quarter of 2004 were $24,241,000 compared with $29,544,000 in the same quarter of 2003. Net sales of the company's products increased 26% to $24,107,000 from $19,063,000, for the similar period in 2003. Tooling sales for the quarter were $134,000 compared with $10,481,000 in the first quarter of 2003. Revenue from tooling projects is sporadic in nature and does not represent a recurring trend.

         Gross margin was approximately 16.4% of sales for the three months ended March 31, 2004, compared with 12.9% for the three months ended March 31, 2003. The increase in gross margin, as a percentage of sales from the prior year, was due to a combination of many factors, but primarily a result of the dilutive effect of tooling project revenue, which have traditionally had lower margins compared to sales of sheet molding composite (SMC) and molded products. Product margins were also positively impacted in the three months ended March 31, 2004 by the favorable effect of sales volume on fixed costs.

         "We are encouraged that the anticipated recovery in many of the markets we serve appears to be firmly materializing, particularly in the trucking industry. As a supplier to many heavy and medium truck manufacturers, we are seeing an across the board increase in the demand for products that we provide," said James L. Simonton, president and chief executive officer. "Even with an improving economic outlook, we remain committed to our focus on product quality, lean manufacturing and market diversification."

         The company also benefited from reduced net interest expenses of $236,000 for the three months ended March 31, 2004, compared with $ 470,000 for the three months ended March 31, 2003 as a result of the December 2003 refinancing of debt. In addition, selling, general and administrative expenses ("SG&A") totaled $2,853,000 for the first quarter of 2004, compared


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with $2,482,000 for the same period in 2003 and were primarily impacted by an increase in professional fees and outside services largely associated with the previously announced Gaffney inventory misstatement.

         "We are also beginning to see the positive effects of the process improvements at our Gaffney facility, although we do not expect that the plant will be functioning at normal levels until at least the end of the second quarter 2004," Simonton said. "Our Columbus facility performed well in the first quarter. Our Matamoros plant continues to perform consistently and began several new molding and assembly programs in the same period."

         Core Molding Technologies, Inc. is a compounder of sheet molding composites (SMC) and molder of fiberglass reinforced plastics. The Company's processing capabilities include the compression molding of SMC, vacuum assisted resin infusion molding, spray up and hand lay up processes. The Company produces high quality fiberglass reinforced, molded products and SMC materials for varied markets, including medium and heavy-duty trucks, automobiles, personal watercraft and other commercial products. Core Molding Technologies, with its headquarters in Columbus, Ohio, operates plants in Columbus, Gaffney, South Carolina, and Matamoros, Mexico.

   This press release contains certain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies' operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies' control. These uncertainties and factors could cause Core Molding Technologies' actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

   Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this press release: business conditions in the plastics, transportation, watercraft and commercial product industries; general economic conditions in the markets in which Core Molding Technologies operates; dependence upon four major customers as the primary source of Core Molding Technologies' sales revenues; recent efforts of Core Molding Technologies to expand its customer base; failure of Core Molding Technologies' suppliers to perform their contractual obligations; the availability of raw materials; inflationary pressures; new technologies; competitive and regulatory matters; labor relations; the loss or inability of Core Molding Technologies to attract key personnel; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees; risk of cancellation or rescheduling of orders; and management's decision to pursue new products or businesses which involve additional costs, risks or capital expenditures.

                                      # # #

SEE ATTACHED FINANCIALS


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CORE MOLDING TECHNOLOGIES, INC.

CONDENSED INCOME STATEMENT
(in thousands, except per share data)

                                                       THREE MONTHS ENDED
                                                    03/31/04         03/31/03
                                                                  (AS RESTATED)
                                                    --------      -------------
                                                  (UNAUDITED)      (UNAUDITED)
Product Sales                                       $24,107          $19,063
Tooling Sales                                           134           10,481
                                                    -------          -------
Net Sales                                            24,241           29,544
Cost of Sales                                        20,260           25,740
                                                    -------          -------
Gross Margin                                          3,981            3,804
Selling, General and Admin. Expense                   2,853            2,482
                                                    -------          -------
Operating Income                                      1,128            1,322
Interest Expense - Net                                  236              470
                                                    -------          -------

Income before Taxes                                     892              852
Income Tax Expense                                      347              337
                                                    -------          -------
Net Income                                          $   545          $   515
                                                    =======          =======
Net Income  per Common Share
     Basic                                          $  0.06          $  0.05
     Diluted                                        $  0.05          $  0.05
Weighted Average Shares Outstanding:
    Basic                                             9,779            9,779
                                                    =======          =======
    Diluted                                           9,903            9,779
                                                    =======          =======

CONDENSED BALANCE SHEET
(in thousands)

                                                     AS OF           AS OF
                                                    03/31/04        12/31/03
                                                    --------        --------
                                                   (UNAUDITED)
ASSETS
Cash and Investments                                $  --            $   346
Accounts Receivable                                  16,937           12,830
Inventories                                           5,316            4,852
Other Current Assets                                  4,287            3,538
Property, Plant & Equipment - net                    23,219           23,209
Deferred Tax Asset - net                              9,747            9,888
Other Assets                                          1,475            1,489
                                                    -------          -------
Total Assets                                        $60,981          $56,152
                                                    =======          =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Portion of Long-term Debt                   $ 1,916          $ 1,906
Accounts Payable                                      9,111            6,582
Line of Credit                                        1,291             --
Accrued Liabilities and Other                         5,767            5,250
Long-term Debt                                       12,675           12,999
Interest Rate Swap                                      946              610
Deferred Long-term Gain                                 988            1,102
Post Retirement Benefits Liability                    7,110            6,849
Stockholders' Equity                                 21,177           20,854
                                                    -------          -------
Total Liabilities and Stockholders' Equity          $60,981          $56,152
                                                    =======          =======


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